EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2024, relating to the financial statements of LifeVantage Corporation, appearing in the Annual Report on Form 10-K of LifeVantage Corporation for the year ended June 30, 2024.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
November 21, 2024